EXHIBIT 99.1


                              [AMERICAN RADIO LOGO]


FOR IMMEDIATE RELEASE                    Contact:  Joe Winn, Chief Financial
                                         Officer or Bruce Danziger, Director
                                         of Investor Relations
                                         Tel:  (617) 375-7500


                    AMERICAN RADIO SYSTEMS ANNOUNCES SALE OF
                     FOUR RADIO STATIONS IN WEST PALM BEACH
                   AND PURCHASE OF STATIONS IN PORTSMOUTH, NH

Boston, Massachusetts--May 28, 1997--American Radio Systems Corporation (NYSE:AFM) announced today that it has reached an agreement to sell radio stations WKGR-FM, WOLL-FM, WBZT-AM and WEAT-AM to Paxson Communications Corporation. The stations will be sold for approximately $33,000,000. In addition to the cash consideration, American will receive from Paxson a communications antenna tower located in Ft. Pierce, FL. Consummation of the transaction is subject to regulatory approval.

Once the sale is completed, American Radio Systems will own WIRK-FM and WEAT- FM in West Palm Beach. The Company also has options to purchase WPBZ-FM and WMBX-FM which it expects to exercise later this year.

Steve Dodge, American's Chairman & CEO, stated, "We are retaining a strong presence in West Palm Beach with at least four FM stations, the majority of which have significant growth potential. We remain committed to the market, and we're excited about its prospects for economic growth over the next several years."

Blackburn & Co., Inc. acted as the broker in this transaction.

In a separate transaction, American Radio Systems announced that it has reached an agreement to acquire radio stations WERZ-FM, WMYF-AM, WSRI-FM and WZNN- AM in Portsmouth, NH from Precision Media Corporation. The stations will be acquired for approximately $6,000,000. Consummation of the transaction is subject to regulatory approval.

American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or programs and markets 65 FM and 31 AM stations in Boston, Seattle, Cincinnati, Baltimore, Pittsburgh, Portland, Sacramento, St. Louis, Charlotte, Kansas City, Hartford, Las Vegas, Austin, Buffalo, San Francisco/San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, Portland, San Francisco/San Jose, Pittsburgh, West Palm Beach, and Riverside.


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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575